UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2007

RYERSON INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9117	36-3425828
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2621 West 15th Place, Chicago, Illinois 60608

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (773) 762-2121

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 22, 2007, Ryerson Inc. (the “Company”) entered in to Waiver and Amendment No. 1 (the “Amendment”) to the Second Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of January 26, 2007, among the Company, Joseph T. Ryerson & Son, Inc., Ryerson Canada, Inc, the lenders party thereto, JPMorgan Chase Bank, N.A. (as General Administrative Agent, Collateral Agent and Swingline Lender), JPMorgan Chase Bank, N.A., Toronto Branch, (as Canadian Administrative Agent), General Electric Capital Corporation (as Syndication Agent and Co-Collateral Agent) and Bank of America, N.A. (as Documentation Agent).

The Amendment will become effective upon, among other things, the occurrence of either (i) an event resulting from the election of directors at the Company’s 2007 annual meeting of shareholders that (but for the Amendment) would constitute a change in control under the Credit Agreement (a “Proxy Contest Change of Control”) or (ii) an event or condition with respect to the Company’s $150 million 8 1/4% Senior Notes due December 15, 2011 (the “2011 Notes”) or its $175 million 3.50% Convertible Senior Notes due 2024 (the “2024 Notes”) resulting from the election of directors at the Company’s 2007 annual meeting of shareholders that (but for the Amendment) would constitute an event of default under the Credit Agreement (a “Proxy Contest Cross Default”).

Among other things, the Amendment will provide for the waiver through November 30, 2007 of certain events of default under the Credit Agreement arising in connection with a Proxy Contest Change of Control or a Proxy Contest Cross Default. This waiver will terminate on November 30, 2007, and any Proxy Contest Change of Control and/or any Proxy Contest Cross Default existing as of such date will then constitute an event of default under the Credit Agreement. The Amendment also will reduce the “Borrowing Base” under the Credit Agreement by an amount equal to 101% of the aggregate outstanding principal amount of the 2011 Notes plus the aggregate outstanding principal amount of the Company’s 2024 Notes. The Amendment will impose additional limitations on the Company’s ability to make restricted payments, restricted equity repurchases and restricted investments (as such terms are defined under the Credit Agreement), including (among other restrictions) a prohibition on payment of dividends on the Company’s capital stock during the period August 22, 2007 through and including December 1, 2007 (or if an event of default exists on December 1, 2007, for so long thereafter as such event of default continues).

On August 22, 2007, the Company also entered in to a Waiver (the “Waiver”) among Ryerson Funding LLC, the Company, Joseph T. Ryerson & Son, Inc. (as Servicer), certain subsidiaries of the Company as originators, lenders and group agents thereto, and JPMorgan Chase Bank, N.A. (as Administrative Agent) to each of the Receivables Funding and Administration Agreement dated as of January 26, 2007 (as amended, the “Funding Agreement”) and the Receivables Sale and Servicing Agreement dated January 26, 2007 (as amended, the “Sale Agreement”).

Among other things, the Waiver provides for the waiver through November 30, 2007 of (i) certain events resulting from the election of directors at the Company’s 2007 annual meeting of shareholders that (but for the Waiver) would constitute termination events under the Funding Agreement and the Sale Agreement and (ii) certain events with respect to the 2011 Notes or the 2024 Notes resulting from the election of directors at the Company’s 2007 annual meeting of shareholders that (but for the Waiver) would constitute a termination event or an event of servicer termination under the Funding Agreement.

The Company has not obtained consents or waivers in connection with a change of control with respect to its 2024 Notes or its 2011 Notes. Under the terms of the indentures governing the Company’s 2024 Notes and its 2011 Notes, a change in control of the Company gives each note holder the right to require the Company to repurchase all or any part of such holder’s notes at a purchase price in cash equal to accrued and unpaid interest plus, for the 2011 Notes, 101% of the principal amount of those notes, and for the 2024 Notes, 100% of the principal amount of those notes.

This Item 1.01 is qualified in its entirety by reference to the Amendment and the Waiver, which are attached hereto and incorporated by reference herein as Exhibits 10.1 and 10.2, respectively.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Waiver and Amendment No. 1 to the Second Amended and Restated Credit Agreement, dated as of August 22, 2007, among Ryerson Inc., Joseph T. Ryerson & Son, Inc., Ryerson Canada, Inc, the lenders party thereto, JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., Toronto Branch, General Electric Capital Corporation and Bank of America, N.A.

10.2	Waiver, dated as of August 22, 2007, among Ryerson Inc., Ryerson Funding LLC, Joseph T. Ryerson & Son, Inc., the persons signatory thereto as originators, lenders and group agents, and JP Morgan Chase Bank, N.A. to the Receivables Funding and Administration Agreement and the Receivables Sale and Servicing Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2007	RYERSON INC.

	By:	/s/ Virginia M. Dowling
	Name:	Virginia M. Dowling
	Title:	Vice President, Deputy General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Waiver and Amendment No. 1 to the Second Amended and Restated Credit Agreement, dated as of August 22, 2007, among Ryerson Inc., Joseph T. Ryerson & Son, Inc., Ryerson Canada, Inc, the lenders party thereto, JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., Toronto Branch, General Electric Capital Corporation and Bank of America, N.A.

10.2	Waiver, dated as of August 22, 2007, among Ryerson Inc., Ryerson Funding LLC, Joseph T. Ryerson & Son, Inc., the persons signatory thereto as originators, lenders and group agents, and JP Morgan Chase Bank, N.A. to the Receivables Funding and Administration Agreement and the Receivables Sale and Servicing Agreement